UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2004

THE TITAN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-6035	95-2588754
(Commission File No.)	(IRS Employer Identification No.)

3033 Science Park Road

San Diego, California 92121

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 552-9500

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c)    Exhibits.

Exhibit Number	Description
99.1	Updated Notice to Executive Officers and Directors concerning a blackout period under The Titan Corporation Consolidated Retirement Plan, the Averstar, Inc. Profit Sharing and Savings Plan, and the Jaycor, Inc. Employee Stock Ownership Plan

Item 11. Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans

On May 7, 2004, The Titan Corporation (the “Registrant”) sent a notice to its executive officers and directors updating them regarding the new blackout period to be imposed under The Titan Corporation Consolidated Retirement Plan, the Averstar, Inc. Profit Sharing and Savings Plan, and the Jaycor, Inc. Employee Stock Ownership Plan (each, a “Plan” and, collectively, the “Plans”) in connection with the merger (the “Merger”) of the Registrant with a wholly owned subsidiary of Lockheed Martin Corporation. The blackout period is now expected to begin at 4:00 p.m., New York City time, on June 2, 2004 and end during the week of June 6, 2004. The above-mentioned expected dates are based on the assumption that the effective date of the Merger will be June 7, 2004, the date that the special meeting of the holders of the Registrant’s common stock is to be convened for consideration of the Merger. If the anticipated effective date of the Merger changes from June 7, 2004, the beginning and ending dates of the blackout period will be delayed until the effective date of the Merger has been set. The Registrant received the notice pursuant to section 101(i)(2)(E) of the Employee Retirement Income Security Act of 1974 on April 30, 2004.

The Registrant sent an updated notice to all Plan participants on April 30, 2004 informing them of the new blackout period.

The blackout period under the Plans is necessary so that the Plans’ recordkeepers may properly administer the voting of shares of the Registrant’s common stock held by the Plans on the merger proposal to be considered at the June 7, 2004 special meeting and the conversion of such shares into cash following the effective time of the Merger. During the blackout period, the executive officers and directors of the Registrant will be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring certain equity securities of the Registrant.

A copy of the updated notice sent to the Registrant’s executive officers and directors is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 7, 2004	THE TITAN CORPORATION

	By:	/s/ Brian J. Clark

	Name:	Brian J. Clark
	Title:	Vice President and Corporate Controller

EXHIBIT INDEX

Exhibit Number	Description
99.1	Updated Notice to Executive Officers and Directors concerning a blackout period under The Titan Corporation Consolidated Retirement Plan, the Averstar, Inc. Profit Sharing and Savings Plan, and the Jaycor, Inc. Employee Stock Ownership Plan